Free Writing Prospectus, dated November 12, 2026

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 28, 2026

Registration Statement Nos. 333-299105 and 333-299105-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any WPCo bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

Wheeling Consumer Rate Relief Funding LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$1,073,300,000 Series 2026-A Senior Secured CRR bonds (the “WPCo bonds”)

November 12, 2026

Issuing Entity:	Wheeling Consumer Rate Relief Funding LLC

Sponsor, Depositor and Initial Servicer:	Wheeling Power Company (“WPCo”)

Initial Subservicer:	Appalachian Power Company (“APCo”)

Trustee:	U.S. Bank Trust Company, National Association

Joint Book-Running Managers:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Co-Managers:	Citizens JMP Securities, LLC FNB America Securities LLC KeyBanc Capital Markets Inc. Regions Securities LLC Santander US Capital Markets LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates(2):	February 1 and August 1, commencing on August 1, 2027

Initial CRR Charge as a Percentage of Customer’s Bill:	As of November 5, 2026, the initial aggregate CRR charge relating to both the WPCo bonds and the APCo bonds would represent approximately 8.80%(3) of the total bill for a typical 1,000 kWh/month West Virginia Commission-jurisdictional area customer(4).

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.
(3)	Preliminary, subject to change.
(4)	“West Virginia Commission-jurisdictional area customer” refers to customers of WPCo and customers of APCo that are subject to the aggregate consumer rate relief charges.

Tranche	Expected Weighted Average Life (Years)*	Principal Amount Offered*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	10.13	$317,800,000	2/1/2044	2/1/2046	963075 AA4	US963075AA49

A-2	20.65	$222,500,000	8/1/2050	8/1/2052	963075 AB2	US963075AB22

A-3	28.71	$533,000,000	8/1/2059	8/1/2061	963075 AC0	US963075AC05

*	Preliminary, subject to change.

Wheeling Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Wheeling Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Wheeling Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 866-375-6829, Citigroup Global Markets Inc. toll-free at 800-831-9146 or Morgan Stanley & Co. LLC toll-free at 866-718-1649.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the CRR charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the WPCo bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the WPCo bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED AMORTIZATION SCHEDULE (1)

Semi-Annual Payment Date	Tranche A-1 Principal Balance	Tranche A-2 Principal Balance	Tranche A-3 Principal Balance
Closing Date	$317,800,000	$222,500,000	$533,000,000
August 1, 2027	$311,150,000	$222,500,000	$533,000,000
February 1, 2028	$305,233,899	$222,500,000	$533,000,000
August 1, 2028	$299,151,053	$222,500,000	$533,000,000
February 1, 2029	$292,896,762	$222,500,000	$533,000,000
August 1, 2029	$286,466,194	$222,500,000	$533,000,000
February 1, 2030	$279,854,380	$222,500,000	$533,000,000
August 1, 2030	$273,056,212	$222,500,000	$533,000,000
February 1, 2031	$266,066,438	$222,500,000	$533,000,000
August 1, 2031	$258,879,657	$222,500,000	$533,000,000
February 1, 2032	$251,490,317	$222,500,000	$533,000,000
August 1, 2032	$243,892,708	$222,500,000	$533,000,000
February 1, 2033	$236,080,961	$222,500,000	$533,000,000
August 1, 2033	$228,049,039	$222,500,000	$533,000,000
February 1, 2034	$219,790,738	$222,500,000	$533,000,000
August 1, 2034	$211,299,677	$222,500,000	$533,000,000
February 1, 2035	$202,569,295	$222,500,000	$533,000,000
August 1, 2035	$193,592,847	$222,500,000	$533,000,000
February 1, 2036	$184,363,398	$222,500,000	$533,000,000
August 1, 2036	$174,873,817	$222,500,000	$533,000,000
February 1, 2037	$165,116,772	$222,500,000	$533,000,000
August 1, 2037	$155,084,725	$222,500,000	$533,000,000
February 1, 2038	$144,769,925	$222,500,000	$533,000,000
August 1, 2038	$134,164,402	$222,500,000	$533,000,000
February 1, 2039	$123,259,962	$222,500,000	$533,000,000
August 1, 2039	$112,048,181	$222,500,000	$533,000,000
February 1, 2040	$100,520,396	$222,500,000	$533,000,000
August 1, 2040	$88,667,700	$222,500,000	$533,000,000
February 1, 2041	$76,480,936	$222,500,000	$533,000,000
August 1, 2041	$63,950,688	$222,500,000	$533,000,000
February 1, 2042	$51,067,275	$222,500,000	$533,000,000
August 1, 2042	$37,820,743	$222,500,000	$533,000,000
February 1, 2043	$24,200,857	$222,500,000	$533,000,000
August 1, 2043	$10,197,095	$222,500,000	$533,000,000
February 1, 2044	$0	$218,298,637	$533,000,000
August 1, 2044	$0	$203,483,792	$533,000,000
February 1, 2045	$0	$188,214,131	$533,000,000
August 1, 2045	$0	$172,475,691	$533,000,000
February 1, 2046	$0	$156,254,081	$533,000,000
August 1, 2046	$0	$139,534,468	$533,000,000
February 1, 2047	$0	$122,301,563	$533,000,000
August 1, 2047	$0	$104,539,608	$533,000,000
February 1, 2048	$0	$86,232,361	$533,000,000
August 1, 2048	$0	$67,363,081	$533,000,000
February 1, 2049	$0	$47,914,514	$533,000,000
August 1, 2049	$0	$27,868,876	$533,000,000
February 1, 2050	$0	$7,207,837	$533,000,000
August 1, 2050	$0	$0	$518,912,504
February 1, 2051	$0	$0	$496,958,544
August 1, 2051	$0	$0	$474,323,024
February 1, 2052	$0	$0	$450,984,784
August 1, 2052	$0	$0	$426,922,008
February 1, 2053	$0	$0	$402,112,203

August 1, 2053	$0	$0	$376,532,178
February 1, 2054	$0	$0	$350,158,021
August 1, 2054	$0	$0	$322,965,078
February 1, 2055	$0	$0	$294,927,930
August 1, 2055	$0	$0	$266,020,369
February 1, 2056	$0	$0	$236,215,373
August 1, 2056	$0	$0	$205,485,081
February 1, 2057	$0	$0	$173,800,767
August 1, 2057	$0	$0	$141,132,813
February 1, 2058	$0	$0	$107,450,683
August 1, 2058	$0	$0	$72,722,891
February 1, 2059	$0	$0	$36,916,975
August 1, 2059	$0	$0	$0

(1)	Preliminary, subject to change.

EXPECTED SINKING FUND SCHEDULE (1)(2)

Semi-Annual	Tranche A-1	Tranche A-2	Tranche A-3
Payment Date	Principal	Principal	Principal
Closing Date
August 1, 2027	$6,650,000	$0	$0
February 1, 2028	$5,916,101	$0	$0
August 1, 2028	$6,082,846	$0	$0
February 1, 2029	$6,254,291	$0	$0
August 1, 2029	$6,430,568	$0	$0
February 1, 2030	$6,611,814	$0	$0
August 1, 2030	$6,798,168	$0	$0
February 1, 2031	$6,989,774	$0	$0
August 1, 2031	$7,186,781	$0	$0
February 1, 2032	$7,389,340	$0	$0
August 1, 2032	$7,597,609	$0	$0
February 1, 2033	$7,811,747	$0	$0
August 1, 2033	$8,031,922	$0	$0
February 1, 2034	$8,258,301	$0	$0
August 1, 2034	$8,491,061	$0	$0
February 1, 2035	$8,730,382	$0	$0
August 1, 2035	$8,976,448	$0	$0
February 1, 2036	$9,229,449	$0	$0
August 1, 2036	$9,489,581	$0	$0
February 1, 2037	$9,757,045	$0	$0
August 1, 2037	$10,032,047	$0	$0
February 1, 2038	$10,314,800	$0	$0
August 1, 2038	$10,605,523	$0	$0
February 1, 2039	$10,904,440	$0	$0
August 1, 2039	$11,211,781	$0	$0
February 1, 2040	$11,527,785	$0	$0
August 1, 2040	$11,852,696	$0	$0
February 1, 2041	$12,186,764	$0	$0
August 1, 2041	$12,530,248	$0	$0
February 1, 2042	$12,883,413	$0	$0
August 1, 2042	$13,246,532	$0	$0
February 1, 2043	$13,619,886	$0	$0
August 1, 2043	$14,003,762	$0	$0
February 1, 2044	$10,197,095	$4,201,363	$0
August 1, 2044	$0	$14,814,845	$0
February 1, 2045	$0	$15,269,661	$0
August 1, 2045	$0	$15,738,440	$0
February 1, 2046	$0	$16,221,610	$0
August 1, 2046	$0	$16,719,613	$0
February 1, 2047	$0	$17,232,905	$0
August 1, 2047	$0	$17,761,955	$0
February 1, 2048	$0	$18,307,247	$0
August 1, 2048	$0	$18,869,280	$0
February 1, 2049	$0	$19,448,567	$0
August 1, 2049	$0	$20,045,638	$0
February 1, 2050	$0	$20,661,039	$0
August 1, 2050	$0	$7,207,837	$14,087,496
February 1, 2051	$0	$0	$21,953,960
August 1, 2051	$0	$0	$22,635,520
February 1, 2052	$0	$0	$23,338,240
August 1, 2052	$0	$0	$24,062,776
February 1, 2053	$0	$0	$24,809,805
August 1, 2053	$0	$0	$25,580,025

February 1, 2054	$0	$0	$26,374,157
August 1, 2054	$0	$0	$27,192,943
February 1, 2055	$0	$0	$28,037,148
August 1, 2055	$0	$0	$28,907,561
February 1, 2056	$0	$0	$29,804,996
August 1, 2056	$0	$0	$30,730,292
February 1, 2057	$0	$0	$31,684,314
August 1, 2057	$0	$0	$32,667,954
February 1, 2058	$0	$0	$33,682,130
August 1, 2058	$0	$0	$34,727,792
February 1, 2059	$0	$0	$35,805,916
August 1, 2059	$0	$0	$36,916,975
Total	$317,800,000	$222,500,000	$533,000,000

(1)	Preliminary, subject to change.
(2)	Totals may not sum due to rounding.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.22 Standard Deviations from Mean)		-15% (3.01 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(1)	WAL (yrs) (1)	Change (days)(1)(2)	WAL (yrs)(1)	Change (days) (1)(2)
A-1	10.13	10.13	0	10.14	1
A-2	20.65	20.65	0	20.65	0
A-3	28.71	28.71	0	28.71	0

(1)	Preliminary, subject to change.
(2)	Number is rounded to whole days.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (a) in relation to the initial forecast, the forecast error stays constant over the life of the WPCo bonds and is equal to an overestimate of electricity consumption of 5% (1.22 standard deviations from mean) or 15% (3.01 standard deviations from mean); (b) the servicer makes timely and accurate filings to make a true-up adjustment to the CRR charges at least annually; (c) customer write-off rates are held constant at 0.37%; (d) customers remit all CRR charges 24 days after such charges are billed; (e) ongoing financing costs are equal to projections; (f) a permanent loss of all customers has not occurred; (g) there is no acceleration of the final maturity date of the WPCo bonds; and (h) the issuance date of the WPCo bonds is November 25, 2026. There can be no assurance that the weighted average life of the WPCo bonds will be as shown.